Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2010 with respect to the consolidated financial statements of ATS Corporation and subsidiary, accompanying the consolidated financial statements included in the Annual Report of ATS Corporation on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of ATS Corporation on Forms S-3 (No. 333-124638) and S-8 (No. 333-146075).

 /s/ GRANT THORNTON LLP

McLean, Virginia
March 24, 2010